UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17305 Daimler St., Irvine CA 92614
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 470-2300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase and Registration Rights Agreement

On December 14, 2018, Cryoport, Inc. (the “Company”) entered into a Securities Purchase and Registration Rights Agreement (the “SPA”) with Petrichor Opportunities Fund I LP (the “Investor”) in connection with (i) the issuance and sale of 1,000,000 shares of the Company’s common stock (“Common Stock”), par value $0.001 per share (the “Investment Shares”), at a price equal to $10.00 per share and (ii) the issuance of an aggregate principal amount of $15,000,000 of floating rate convertible notes (the “Notes”) of the Company, with such Notes convertible on the terms stated therein into shares of Common Stock (the “Note Shares”) (together, the “Transaction”). The SPA includes customary representations, warranties and covenants by the Company.

Pursuant to the SPA, the Company agreed to register the Investment Shares and the Note Shares by filing a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) by the 45th calendar day after the closing date of the Transaction (subject to certain permitted extensions). To the extent the registration statement is not filed within such 45-day deadline, the registration statement is not declared effective within 90 calendar days (or 120 calendar days if reviewed by the SEC, subject to certain permitted extensions in each case) or the effectiveness of the registration statement is not maintained (subject to certain allowable grace periods), then the Company will be obligated pay a fee.

In connection with the Transaction, the Company paid Petrichor Opportunities Fund I LP a commitment fee on the aggregate total purchase price for the Transaction.

The Investment Shares and the Notes were offered and sold to the Investor pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D as promulgated thereunder.

Notes

The Notes are the senior unsecured obligation of the Company. Unless earlier converted or redeemed, the Notes will mature on December 14, 2023.

The Notes accrue interest at a rate equal to the greater of (a) three-month London Interbank Offered Rate (LIBOR) or (b) two percent, plus the applicable margin of six percent on the outstanding balance of the Notes, payable quarterly on the first business day of each calendar quarter.

Prior to the maturity, a holder of the Notes will have the right to convert all or any portion of its Notes, including any accrued but unpaid interest, into shares of Common Stock at a conversion price of $13.11 per share (the “Conversion Price”), subject to certain adjustments as set forth in the Notes. If, at any time on or prior to December 14, 2021, the volume-weighted average price of the Common Stock exceeds $17.48 for 15 consecutive trading days and certain additional conditions are satisfied, the Notes will automatically convert into shares of Common Stock at the Conversion Price, subject to certain conditions.

At any time after June 14, 2019, the Company has the right to redeem all, but not less than all, of the outstanding Notes for cash prior to the Maturity Date, at a redemption premium on such amount as follows: (a) prior to December 14, 2019, 112%; (b) after December 14, 2019 but on or prior to December 14, 2020, 109%; and (c) after December 14, 2020, 106% (the “Redemption Premium”).

Upon the occurrence of certain events of default as set forth in the Notes (other than events of default relating to bankruptcy, insolvency, reorganization or liquidation proceedings) or a change of control, a holder of the Notes may require the Company to redeem all or any portion of its Notes at the applicable Redemption Premium. If certain events of default relating to bankruptcy, insolvency, reorganization or liquidation proceedings occur, all outstanding principal and accrued and unpaid interest (plus any accrued and unpaid late charges) will automatically become due and payable at the applicable Redemption Premium.

The Notes contain certain covenants and restrictions, including, among others, that, for so long as the Notes are outstanding, the Company will not incur any indebtedness (other than permitted indebtedness under the Notes), permit liens on its properties (other that permitted liens under the Notes), make payments on junior securities, make dividends or transfer certain assets or permit its unrestricted cash to be less than a minimum amount.

The foregoing description of the SPA and the Notes is not complete and is qualified in its entirety by reference to the full text of the SPA and the Notes, which are filed herewith as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On December 17, 2018, the Company issued a press release announcing the completion of the Transaction. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
4.1	Form of Convertible Note

10.1	Securities Purchase and Registration Rights Agreement, dated as of December 14, 2018, by and between Cryoport, Inc. and Petrichor Opportunities Fund I LP

99.1	Press release, dated December 17, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: December 17, 2018	By:	/s/ Robert S. Stefanovich
Robert S. Stefanovich
Chief Financial Officer